EXHIBIT 10.44
111, boul. Robert-Bourassa, bureau 5000
Montréal (Québec) H3C 2M1 Canada
T 514-875-2160 pfresolu.com

January 30, 2019

Mr. Richard Garneau
1057 6e Rang
St-Prime QC G8J 1X8

Subject: Terms and Conditions of Employment between Richard Garneau and Resolute FP Canada Inc.

Dear Richard,

I am pleased to confirm the renewal of your employment contract as Special Advisor to the CEO. The terms and conditions of the Agreement of February 1st, 2018 remain unchanged, except for those detailed below.

Retirement Plan
Because of your age, as of January 1, 2019, you will be no longer eligible to participate in the Company's pension plan and to the DC Make-Up program applicable to key personnel, as the Income Tax Act prevents participation in registered saving vehicle after the end of the following year following attainment of age 71.

Termination
Either party can terminate this contract at their discretion with a 3 months’ notice. It is understood that either party may at any time, for a serious reason, unilaterally terminate this contract without prior notice.

If you have any questions about this offer, please let us know. I look forward to your formal acceptance of this agreement.

Yves Laflamme
President and CEO

I have read the herein letter and hereby accept these terms and conditions.

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Richard Garneau                  Date